October 28, 2004

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Third Quarter Earnings Per Share Increase By 13.3 Percent

LINCOLN, NE — October 28, 2004 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported a 13.3 percent increase in diluted earnings per share to a record $0.34 for the three months ended September 30, 2004 compared to $0.30 for the three months ended September 30, 2003.

For the nine months ended September 30, 2004, diluted earnings per share increased 13.8 percent to $0.99 compared to $0.87 for the same period in 2003.

Highlights from the third quarter of 2004 include:

•	The Company completed the acquisition of United Nebraska Financial Co., the parent company of United Nebraska Bank, a financial institution headquartered in Grand Island, Nebraska with assets in excess of $500 million;
•	Total assets grew to a record level of $2.9 billion at September 30, 2004;
•	Deposit account fees increased 56.7 percent to a record level of $3.0 million compared to $1.9 million during the same period in 2003;
•	Net interest margin and average interest rate spread increased to 3.25 percent and 3.00 percent, respectively, compared to 3.15 percent and 2.84 percent, respectively, for the three month period ended June 30, 2004; and
•	In mid-September, the Company announced it had entered into an agreement to acquire all residential construction loans and related loan production offices from First Indiana Bank.

“Our latest quarterly results reflect our commitment to build upon key fundamentals and deliver long-term earnings performance,” said Gilbert G. Lundstrom, chairman and chief executive officer. “On an annual quarter over quarter basis, our successful business model has contributed to double-digit earnings per share growth for the fourth consecutive quarter.”

Synopsis of Third Quarter 2004 Performance

Net Interest Income

For the quarter ended September 30, 2004, net interest income increased 10.5 percent to $18.9 million compared to $17.1 million for the same period one year ago. Net interest income for the nine months ended September 30, 2004 totaled $53.7 million, a 1.8 percent increase from the $52.8 million level earned during the nine months ended September 30, 2003. The quarterly and year-to-date increase in net interest income is primarily the result of an increase in size of the Bank’s loan portfolio driven partially by the integration of loans from the United Nebraska acquisition late in the third quarter.

Average interest rate spread increased to 3.00 percent for the three months ended September 30, 2004 compared to 2.84 percent for the second quarter of 2004. Net interest margin increased to 3.25 percent for the three months ended September 30, 2004 compared to 3.15 percent for the quarter ended June 30, 2004. Despite continued interest rate compression in the industry, the Company achieved increases in average interest rate spread and net interest margin primarily due to increases in average rates on the Company’s loan portfolio resulting from continued loan purchase and origination activity and loans associated with the United Nebraska acquisition.

Noninterest Income

The Company recorded total noninterest income of $5.3 million for the three month period ended September 30, 2004 compared to $6.5 million for the same period one year ago. The decline in noninterest income during the September 30, 2004 quarterly period was primarily related to a $2.2 million reduction in gains on loans held for sale which was partially offset by a $1.1 million increase in deposit account fees.

For the nine months ended September 30, 2004, total noninterest income increased to $17.0 million compared to $14.0 million for the nine month period ended September 30, 2003. The 2004 year-to-date increase in noninterest income was the result of a $2.8 million reduction in mortgage servicing rights (“MSR”) amortization expense, a $2.7 million increase in deposit account fees, a $2.0 million net decline in the Bank’s MSR valuation allowance and a $1.5 million gain associated with the merger of the Bank’s defined benefit pension plan partially offset by a $5.8 million reduction in gains on loans held for sale.

Noninterest Expense

Total noninterest expense increased to $14.5 million for the three months ended September 30, 2004 compared to $12.4 million for the three month period ended September 30, 2003. The increase was the result of $1.4 million of additional compensation expenses relating to the United Nebraska acquisition and normal annual salary adjustments. Additionally, occupancy and other operating expenses increased a combined $587,000 which primarily related to the United Nebraska acquisition.

For the nine months ended September 30, 2004, the Company recorded total noninterest expense of $40.5 million compared to $35.2 million for the same period in 2003. The year-to-date increase in noninterest expense when compared to the similar period in 2003 is primarily attributable to an increase of $2.4 million in compensation expense associated with annual salary adjustments and staff increases resulting from the United Nebraska acquisition. The increase for the period also included $1.6 million of additional occupancy, data processing and other operating expenses associated with the Company’s growing business development activities and the United Nebraska acquisition and a $1.2 million increase in expense relating to the Company’s Management Recognition and Retention Plan and Employee Stock Ownership Plan.

Asset Quality

Total nonperforming loans amounted to $5.8 million, or 0.24 percent of net loans, at September 30, 2004 compared to $3.6 million, or 0.18 percent of net loans, at December 31, 2003. Nonperforming assets totaled $7.3 million, or 0.26 percent of total assets, at September 30, 2004 compared to $4.3 million, or 0.19 percent of total assets, at December 31, 2003. The increase in nonperforming loans and nonperforming assets during the latest reporting quarterly period is primarily attributable to the acquisition of United Nebraska.

Provisions for loan losses for the three months ended September 30, 2004 declined to $922,000 from $1.1 million for the same period one year ago. Year-to-date loan loss provisions totaled $3.0 million in 2004 compared to $2.8 million in 2003. The integration of United Nebraska’s higher level of loan loss allowances contributed to the Company’s increase in allowance for loan losses as a percent of net loans to 1.05 percent at September 30, 2004 compared to 0.96 percent at December 31, 2003.

Charged-off loans, net of recoveries, totaled $427,000 and $1.2 million for the three and nine months ended September 30, 2004, respectively, compared to $646,000 and $1.1 million for the same periods in 2003. Automobile and other consumer-related loans were the primary contributors to charged-off loans during both 2004 periods.

Consolidated Balance Sheet

At September 30, 2004, total assets amounted to $2.9 billion, a $647.1 million, or 29.3 percent, increase when compared to $2.2 billion at December 31, 2003. The increase in total assets for the year is primarily from a $403.3 million increase in net loans and a $136.7 million increase in investment securities resulting from the United Nebraska acquisition and continued loan portfolio growth.

Total liabilities at September 30, 2004 increased $672.3 million, or 35.1 percent, to $2.6 billion compared to $1.9 billion at December 31, 2003. Year-to-date growth in liabilities was driven primarily from a $585.6 million increase in deposits from a combination of the late third quarter acquisition of United Nebraska and organic deposit growth.

The Company’s Board of Directors approved its third stock repurchase program in July 2004. The third buyback program, which entitles the Company to repurchase an additional ten percent, or up to 1,828,581 shares of the Company’s common stock, follows two previous buyback programs which have resulted in the repurchase of approximately 4.3 million shares. For the three month period ended September 30, 2004, no additional shares of the Company’s common stock were repurchased.

The Company also paid its third consecutive quarterly dividend. Shareholders of record at September 15, 2004 were paid $0.05 per share on September 30, 2004.

Other Developments

On August 27, 2004, the Company completed the acquisition of United Nebraska Financial Co., the holding company of United Nebraska Bank, headquartered in Grand Island, Nebraska. United Nebraska Bank had assets in excess of $500 million and 16 banking offices located primarily in regional growth centers in Nebraska. As a result of the acquisition, TierOne Bank has become the third largest financial institution headquartered in Nebraska based on statewide market share deposit data.

The Bank announced on September 15, 2004 it had entered into a definitive asset purchase agreement to acquire all non-Indiana residential construction loan production offices from First Indiana Bank of Indianapolis, Indiana. The acquisition, which includes the purchase of approximately $128 million of outstanding residential construction loans against forward commitments of approximately $260 million, includes loan production offices located in Phoenix, Arizona; Orlando, Florida; and Charlotte and Raleigh, North Carolina. The First Indiana transaction is expected to close on November 1, 2004.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $2.9 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a geographically diverse network of 68 banking offices located in Nebraska, Iowa and Kansas and four loan production offices located in Colorado and Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated difficulties in realizing the growth opportunities and cost savings from the acquisition of United Nebraska Financial Co., unanticipated issues related to the resultant integration of United Nebraska Financial Co. and United Nebraska Bank; unanticipated issues related to the closing of the transaction with First Indiana Bank; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation
Consolidated Balance Sheets
September 30, 2004 (Unaudited) and December 31, 2003

(Dollars in thousands, except per share data)	September 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$62,896	$34,901
Investment securities:
Held to maturity, at cost which approximates fair value	131	142
Available for sale, at fair value	155,677	43,515
Mortgage-backed securities, available for sale, at fair value	40,219	15,712
Loans receivable:
Net loans (includes loans held for sale of $8,109 and $7,083
at September 30, 2004 and December 31, 2003, respectively)	2,439,463	2,036,182
Allowance for loan losses	(25,602)	(19,586)

Net loans after allowance for loan losses	2,413,861	2,016,596

Federal Home Loan Bank stock	44,774	37,143
Premises and equipment, net	38,998	27,587
Accrued interest receivable	16,077	9,678
Other assets	82,329	22,594

Total assets	2,854,962	2,207,868

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$1,802,343	$1,216,763
Advances from Federal Home Loan Bank and other borrowings	729,185	645,696
Advance payments from borrowers for taxes, insurance and
other escrow funds	16,002	22,206
Accrued interest payable	5,749	5,259
Accrued expenses and other liabilities	31,791	22,855

Total liabilities	2,585,070	1,912,779

Shareholders' equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,285,811 and 20,317,568 shares issued and outstanding
at September 30, 2004 and December 31, 2003	226	226
Additional paid-in capital	355,472	354,054
Retained earnings, substantially restricted	40,353	25,833
Treasury stock, at cost; 4,289,264 and 2,257,507 shares at
September 30, 2004 and December 31, 2003, respectively	(98,300)	(53,613)
Unallocated common stock held by Employee Stock
Ownership Plan	(15,050)	(16,179)
Unearned common stock held by Management
Recognition and Retention Plan	(12,936)	(14,982)
Accumulated other comprehensive income (loss), net	127	(250)

Total shareholders' equity	269,892	295,089
Commitments and contingent liabilities

Total liabilities and shareholders' equity	$2,854,962	$2,207,868

TierOne Corporation
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2004	2003	2004	2003
Interest income:
Loans receivable	$29,741	$26,608	$83,978	$80,774
Investment securities	1,343	540	3,173	2,687
Other interest-earning assets	31	33	31	132

Total interest income	31,115	27,181	87,182	83,593

Interest expense:
Deposits	6,926	5,316	18,458	17,405
Advances from Federal Home Loan Bank and
other borrowings	5,329	4,802	14,981	13,396

Total interest expense	12,255	10,118	33,439	30,801

Net interest income	18,860	17,063	53,743	52,792
Provision for loan losses	922	1,106	2,961	2,793

Net interest income after provision
for loan losses	17,938	15,957	50,782	49,999

Noninterest income:
Fees and service charges	4,215	3,048	12,025	4,627
Income (loss) from real estate operations, net	32	(14)	(77)	(6)
Net gain (loss) on sales of:
Investment securities	--	--	312	--
Loans held for sale	407	2,618	1,428	7,226
Real estate owned	46	(1)	90	(80)
Gain on pension plan curtailment	--	--	1,456	--
Other operating income	592	860	1,794	2,266

Total noninterest income	5,292	6,511	17,028	14,033

Noninterest expense:
Salaries and employee benefits	8,924	7,340	24,596	20,755
Occupancy, net	1,711	1,495	4,728	4,254
Data processing	549	432	1,516	1,250
Advertising	785	957	2,426	2,585
Other operating expense	2,535	2,164	7,236	6,379

Total noninterest expense	14,504	12,388	40,502	35,223

Income before income taxes	8,726	10,080	27,308	28,809
Income tax expense	3,239	3,792	10,186	10,691

Net income	$5,487	$6,288	$17,122	$18,118

Net income per common share, basic	$0.34	$0.31	$1.01	$0.88

Net income per common share, diluted	$0.34	$0.30	$0.99	$0.87

Dividends declared per common share	$0.05	$--	$0.15	$--

Average common shares outstanding, basic (000's)	16,059	20,497	16,999	20,693

Average common shares outstanding, diluted (000's)	16,301	20,806	17,310	20,874

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	September 30, 2004	December 31, 2003
Selected Financial and Other Data:
Total assets	$2,854,962	$2,207,868
Cash and cash equivalents	62,896	34,901
Investment securities:
Held to maturity, at cost which approximates fair value	131	142
Available for sale, at fair value	155,677	43,515
Mortgage-backed securities, available for sale, at fair value	40,219	15,712
Loans receivable:
Loans held for sale	8,109	7,083
Total loans receivable	2,675,703	2,211,372
Unamortized premiums, discounts and deferred loan fees	8,978	10,790
Undisbursed portion of construction and land
development loans in process	(253,327)	(193,063)

Net loans	2,439,463	2,036,182
Allowance for loan losses	(25,602)	(19,586)

Net loans after allowance for loan losses	2,413,861	2,016,596

Deposits	1,802,343	1,216,763
Advances from Federal Home Loan Bank and other borrowings	729,185	645,696
Shareholders' equity	269,892	295,089
Nonperforming loans	5,772	3,616
Nonperforming assets	7,323	4,294
Allowance for loan losses	25,602	19,586
Nonperforming loans as a percent of net loans	0.24%	0.18%
Nonperforming assets as a percent of total assets	0.26%	0.19%
Allowance for loan losses as a percent of
nonperforming loans	443.56%	541.65%
Allowance for loan losses as a percent of net loans	1.05%	0.96%

	Three Months Ended September 30,		Nine Months Ended September 30,
Selected Operating Ratios:	2004	2003	2004	2003
Average yield on interest-earning assets	5.37%	5.17%	5.27%	5.57%
Average rate on interest-bearing liabilities	2.37%	2.33%	2.32%	2.50%
Average interest rate spread	3.00%	2.84%	2.95%	3.07%
Net interest margin	3.25%	3.25%	3.25%	3.52%
Average interest-earning assets to average
interest-bearing liabilities	112.06%	120.89%	114.97%	121.91%
Net interest income after provision for loan
losses to noninterest expense	123.68%	128.81%	125.38%	141.95%
Total noninterest expense to average assets	2.36%	2.26%	2.34%	2.25%
Efficiency ratio (1)	60.05%	52.55%	57.23%	52.71%
Return on average assets	0.89%	1.15%	0.99%	1.16%
Return on average equity	8.28%	7.24%	8.12%	6.99%
Average equity to average assets	10.79%	15.86%	12.16%	16.57%

(1)     Efficiency ratio is calculated as total noninterest expense divided by the sum of net interest income and total noninterest income.

TierOne Corporation
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	September 30, 2004			December 31, 2003
(Dollars in thousands)	Amount	%		Amount	%
Real estate loans:
One-to-four family residential (1)	$445,446	16.60		$559,134	25.20
Second mortgage residential	285,726	10.64		258,121	11.63
Multi-family residential	121,755	4.54		99,078	4.47
Commercial real estate and land	547,165	20.39		449,152	20.25
Residential construction	333,900	12.44		245,782	11.08
Commercial construction	215,574	8.03		154,247	6.95
Agriculture	65,803	2.45		--	--

Total real estate loans	2,015,369	75.09		1,765,514	79.58

Business loans	126,779	4.72		64,522	2.91

Agriculture - operating	68,559	2.56		--	--

Warehouse mortgage lines of credit	102,337	3.81		78,759	3.55

Consumer loans:
Home equity	55,722	2.08		33,874	1.53
Home equity line of credit	136,683	5.09		117,899	5.31
Home improvement	72,286	2.69		74,915	3.38
Automobile	80,389	3.00		67,351	3.04
Other	25,688	0.96		15,621	0.70

Total consumer loans	370,768	13.82		309,660	13.96

Total loans	2,683,812	100.0	0	2,218,455	100.0	0

Unamortized premiums, discounts
and deferred loan fees	8,978	~		10,790	~
Undisbursed portion of construction and
land development loans in process	(253,327)	~		(193,063)	~

Net loans	2,439,463	~		2,036,182	~
Allowance for loan losses	(25,602)	~		(19,586)	~

Net loans after allowance for loan losses	2,413,861	~		2,016,596	~

(1) Includes loans held for sale	$8,109	~		$7,083	~

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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